Exhibit 99(n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information, in Post-Effective Amendment No. 23 to the Registration Statement (Form N-2 File No. 333-212323) of CION Ares Diversified Credit Fund for the registration of shares of beneficial interests of Class A, Class C, Class I, Class L, Class U, Class U-2, and Class W.

We also consent to the incorporation by reference therein of our report dated February 25, 2021 with respect to the financial highlights, senior securities and financial statements of CION Ares Diversified Credit Fund for the year ended December 31, 2020, included in the Annual Report (Form N-CSR) for 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 30, 2021